AMENDED AND RESTATED
FUND MARKETING AND INVESTOR SERVICE AGREEMENT
between
GE INVESTMENT DISTRIBUTORS, INC.
and
PACIFIC SELECT DISTRIBUTORS, INC.
     THIS AGREEMENT, made and entered into this 20th day of November, 2009, amends and restates that certain other FUND MARKETING AND INVESTOR SERVICE AGREEMENT dated December 1, 2008, by and between GE Investment Distributors, Inc. (“GEID”), a corporation organized under the laws of the State of Delaware, and Pacific Select Distributors, Inc. (“Product Distributor”), a corporation organized under the laws of the State of California.
RECITALS
     (A) GE Investments Funds, Inc. (the “Company”) is a Virginia corporation registered under the Investment Company Act of 1940, as amended, (the “1940 Act”) as an open-end management investment company consisting of a number of investment portfolios.
     (B) The Company issues a separate series of shares of capital stock for each investment portfolio representing a fractional undivided interest in that portfolio. The series of shares representing an interest in the investment portfolios listed on Schedule A (the “Funds”) are further divided into classes, including Class 3 Shares. This Agreement relates exclusively to Class 3 Shares (the “Shares”).
     (C) Each series and class of the Company’s shares, including the Shares, are registered under the Securities Act of 1933, as amended (the “1933 Act”) on Form N-1A. The term “Registration Statement,” as used herein, means the Company’s 1933 Act Form N-1A registration statement, including all prospectuses therein and exhibits thereto, as of the effective date of the most recent post-effective amendment thereto.
     (D) GEID is the distributor and principal underwriter of the Shares and is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”).
     (E) Product Distributor is the distributor and principal underwriter of variable annuity contracts (the “Contracts”) and/or variable life insurance policies (the “Policies”) issued by Pacific Life Insurance Company and Pacific Life & Annuity Company (each, an “Insurer”, together, the “Insurers”) and is registered as a broker-dealer under the 1934 Act and is a member of FINRA.
     (F) The Shares are offered and sold to separate accounts of the Insurers through which Contracts or Policies are issued as investment options under such Contracts and Policies. Each Insurer has entered into a participation agreement (a “Participation Agreement”) with the

Company, GEID and GE Asset Management Incorporated (“GEAM”) pursuant to which it purchases, holds, exchanges and redeems the Shares for its separate accounts.
     (G) “Personal Services” refers to the phrase “personal service and/or the maintenance of shareholder accounts” as referenced in FINRA Conduct Rule 2830(b)(9) and having the same meaning given to it in NASD Notices to Members 90-56, 92-41 and 93-12.
     (H) “Sales Services” means services provided by Product Distributor or by a broker-dealer having an agreement with Product Distributor to distribute Contracts and Policies (a “Selling Broker-Dealer”), related to activities primarily intended to result in investment in the Shares by owners or prospective owners of Contracts or Policies. Sales Services does not include Personal Services provided by Product Distributor or a Selling Broker-Dealer to owners of Contracts or Policies indirectly invested in Shares who are its customers.
     (I) “Investor Services” shall mean record keeping and other administrative services provided by Product Distributor or a Selling Broker-Dealer, an Insurer, a third-party administrator for an Insurer, a retirement plan record keeper or administrator, transfer agent, or other financial intermediary; and (2) Personal Services provided by Product Distributor or a Selling Broker-Dealer to owners of Contracts or Policies indirectly invested in Shares who are its customers.
     (J) As part of their efforts to distribute Contracts and Policies, Product Distributor and Selling Broker-Dealers often provide Sales Services to the Company by promoting the Funds as investment options under the Contracts and Policies. Likewise, Product Distributor and Selling Broker-Dealers may provide, or arrange for others to provide, Investor Services. In this connection, the Company has adopted a plan pursuant to which the Shares may each bear an expense designed to cover some of the costs of such Sales Services and Investor Services (the “Distribution and Service Plan”).
     (K) As used herein, references to owners of Contracts and Policies include participants under group Contracts and Policies if such participants have discretion to allocate purchase payments and transfer Contract or Policy value attributable to them between and among investment options available under the Contracts or Policies.
     NOW THEREFORE, in consideration of the promises and mutual covenants herein, the parties agree as follows:
1. Services Provided by the Product Distributors
     (a) Sales Services. GEID hereby engages Product Distributor, and Product Distributor hereby agrees, to promote investment in and indirectly distribute the Shares by inducing owners and prospective owners of Contracts and Policies to invest purchase payments and accumulated values under Contracts and Policies in sub-accounts of Insurers’ separate accounts that invest in such Shares and to otherwise perform Sales Services for the Company. Such Sales Services include, but are not limited to, the following:

•	obtaining information for, and providing explanations to, owners or prospective owners of Contracts and Policies, as well as representatives of Selling Broker-Dealers and wholesale distributors of Contracts and Policies regarding the Funds and the Shares;

•	holding seminars and sales meetings for its own representatives as well as those of Selling Broker-Dealers and wholesale distributors of Contracts and Policies and providing training to such persons regarding the Funds and the Shares;

•	establishing and maintaining, and assisting Insurers to establish and maintain, relationships with owners and prospective owners of Contracts and Policies who are its customers for the primary purpose of encouraging investment, or additional investments, in the Shares;

•	compensating its representatives or other of its sales personnel for performing the foregoing services;

•	arranging for, assisting and encouraging Selling Broker-Dealers in performing the foregoing services;

•	compensating Selling Broker-Dealers for performing the foregoing services, including, without limitation, payment of “trail commissions” or other commissions, concessions, or sales compensation,

•	reimbursing Selling Broker-Dealers for their expenses performing the foregoing services;

•	developing, preparing, printing and mailing advertisements, sales literature and other promotional materials relating to the Funds and the Shares;

•	printing and mailing prospectuses, statements of additional information, supplements thereto and shareholder reports to prospective owners of Contracts and Policies, or current owners of Contracts or Policies who are not indirectly invested in Shares; and

•	engaging in, or compensating Selling Broker-Dealers for engaging in, any other activity primarily intended to result in the promotion of the Funds and the Shares that is permitted by the Distribution and Service Plan.
     (b) Investor Services — Recordkeeping and Other Administrative Services. GEID is not engaging Product Distributor to provide, or arrange for Insurers or other parties to provide, Investor Services for the Company in the form of recordkeeping and other administrative services.
     (c) Investor Services — Personal Services. GEID hereby engages Product Distributor, and Product Distributor hereby agrees, to provide, or arrange for Selling Broker-Dealers to provide, Investor Services for the Company in the form of Personal Services to owners of Contracts and Policies such as:

•	maintaining accounts for and relationships with owners of Contracts and Policies who at the time are indirectly invested in Shares; and

•	providing investor liaison to owners of Contracts and Policies who at the time are indirectly invested in Shares, such as responding to their inquiries and providing them with information about their investments.
2. Compensation
     (a) Rates of Compensation. For the services identified above, GEID, on behalf of the Company and the Funds, agrees to pay Product Distributor compensation at the following annual rates:
     (i) The amount of compensation paid by GEID to Product Distributor in any fiscal year of the Company for both Sales Services and Investor Services shall not exceed 0.25% of the average daily net assets of a Fund attributable to Class 3 Shares supporting Contracts or Policies owned by customers of Product Distributor or Selling Broker-Dealers; provided, however, that the amount of any such compensation paid by GEID to Product Distributor in any fiscal year for the Personal Services component of Investor Services shall not exceed 0.25% of the average daily net assets of a Fund attributable to Class 3 Shares supporting Contracts or Policies owned by customers of Product Distributor or Selling Broker-Dealers.
     (ii) GEID and Product Distributor agree that, notwithstanding the foregoing, GEID shall adjust such compensation whenever necessary to ensure that no payment is made by the Company on behalf of Shares of a Fund in excess of the applicable limits on: (A) sales charges under FINRA Conduct Rule 2830(d)(3); or (B) service fees under FINRA Conduct Rule 2830(d)(5).
     (b) Payment of Compensation. GEID agrees to pay the Product Distributor the compensation due under this Agreement on a quarterly basis calculated at the annual rates shown above. GEID shall calculate and make this payment within 90 days of the end of the calendar quarter without demand or notice from the Insurer. Notwithstanding the foregoing, Product Distributor understands and acknowledges that the Company may, without prior notice, suspend or eliminate the payment of compensation to GEID, including payments under the Distribution and Service Plan, by amending or supplementing its prospectuses for the Shares. In such an event, GEID shall have no obligation to pay any further compensation to Product Distributor for Sales Services or Investor Services provided by Product Distributor or Selling Broker-Dealers unless and until the Company pays GEID for such services.
     (c) Character of Compensation. GEID and Product Distributor agree that the compensation paid by GEID to Product Distributor described in Section 2(a) of this Agreement is either for Sales Services or for a combination of Sales Services and Investor Services in the form of Personal Services, as those terms are defined in this Agreement. In particular, Product Distributor understands and acknowledges that the compensation paid to it by GEID is not to be used for activities primarily intended to result in the sale of Contracts and Policies unless such activities entail a sufficiently large element of promotion of the Funds and the Class 3 Shares that the activities clearly come within the definition of Sales Services in this Agreement.
     (d) Recording and Reporting of Compensation. Product Distributor understands that GEID will record on its books and records, as the purpose for each quarterly payment to Product Distributor, the breakdown of Sales Services and Investor Services.
     (e) Selling Broker-Dealers. The Product Distributor agrees that it has sole responsibility for compensating Selling Broker-Dealers for their provision of Sales Services or Investor Services covered by this Agreement and that neither GEID, nor the Company, have any obligation to compensate Selling Broker-Dealers in any manner. Product Distributor shall not pay a Selling Broker-Dealer compensation for providing the Personal Services component of Investor Services under this Agreement in any fiscal year of the Company in excess of an amount equal to 0.25% of the average daily net assets of a Fund attributable to the Class 3 Shares supporting Contracts or Policies owned by customers of that Selling Broker-Dealer.
3. General Covenants
     (a) Role of Product Distributor. In performing services under this Agreement, Product Distributor is acting as agent for the Insurers. Product Distributor is not an agent of GEID or the Company and shall have no authority to act for or represent GEID or the Company.
     (b) Responsibilities of Product Distributor. Product Distributor agrees that in providing Sales Services under this Agreement, the Selling Broker-Dealer is solely responsible for all recommendations made to owners or prospective owners of Contracts or Policies regarding the Funds and the Shares, including all suitability determinations made in connection with such recommendations. In this regard, Product Distributor agrees that neither GEID, nor the Company, nor its Funds, nor the agents or affiliates of the foregoing, have any responsibility for such recommendations or suitability determinations made in connection with such recommendations, the manner of Product Distributor’s or a Selling Broker-Dealer’s performance of Sales Services or Investor Services under this Agreement, or any acts or omissions related thereto. Similarly, Product Distributor agrees that neither GEID, nor the Company, nor its Funds, nor the agents or affiliates of the foregoing, have any responsibility to determine whether or not a purchase, exchange or redemption of Shares by an Insurer is the net result of transactions in separate account units authorized by owners of Contracts and Policies. Consequently, Product Distributor agrees that GEID, the Company, the Funds, and their agents and affiliates may rely conclusively on any purchase or redemption order for the Shares received from an Insurer pursuant to a Participation Agreement.
     (c) Relationship to Participation Agreements. GEID and Product Distributor agree that the Participation Agreement between and among each Insurer, GEID, GEAM and the Company shall govern the purchase, exchange or redemption of the Shares by each Insurer for its separate accounts. To the extent that any provision of a Participation Agreement conflicts with a provision of this Agreement, the Participation Agreement shall govern. In particular, and without limiting the generality of the foregoing, Product Distributor agrees to comply, or assist each Insurer to comply, with each Insurer’s obligations under the applicable Participation Agreement relating to:
•	each Insurer’s obligation to maintain effective anti- money laundering policies and procedures;

•	each Insurer’s obligation to maintain effective policies and procedures to prevent frequent or disruptive trading in separate account units and assist GEID, GEAM and the Company in maintaining effective policies and procedures for the Company to prevent frequent or disruptive trading in Shares;

•	each Insurer’s obligations in connection with the preparation and distribution of sales literature or other marketing materials regarding the Company, the Funds and/or the Shares.
     (d) GEID Compliance With Law and Company Policies. In the performance of this Agreement, GEID agrees to comply with all applicable laws, rules, and regulations, including, without limitation, the 1940 Act, 1933 Act and 1934 Act, and all rules and regulations adopted thereunder, as well as all rules of FINRA. Likewise, in the performance of this Agreement, GEID will act in conformity with:
•	the Registration Statement;

•	the Distribution and Service Plan;

•	the terms of the distribution agreement between itself and the Company;

•	the terms of Participation Agreements covering the Contracts and Policies;

•	written compliance policies and procedures of the Company or itself relating to matters covered by this Agreement;

•	instructions from the Company or any of its officers; and

•	instructions from the Company’s board of directors.
     (e) Product Distributor’s Interpretation and Compliance With Law. Product Distributor shall be solely responsible for its own compliance with applicable law and regulations and shall rely exclusively on its own determination, or that of its legal advisers, that the performance of its duties under this Agreement complies with such laws and regulations.
     (f) Agreements With Selling Broker-Dealers. In furtherance of its duties under this Agreement, Product Distributor may enter into agreements with the Selling Broker-Dealers pursuant to which the Selling Broker-Dealers sell the Contracts and Policies and promote the indirect sale of Shares by promoting the Funds as investment options under the Contracts and Policies. Product Distributor agrees that its agreements with Selling Broker-Dealers shall include assurances from Selling Broker-Dealers to it that conform, in substance, to those that it provides to GEID in Sections 2(c), 2(d), 2(e), 3(b), and 3(e) of this Agreement.
     (g) Status of Product Distributor Under Rule 38a-1. GEID understands and acknowledges that Product Distributor is not a principal underwriter or administrator to the Company as referenced in Rule 38a-1(a)(2) under the 1940 Act. Product Distributor understands and acknowledges that it is a principal underwriter, as referenced in Rule 38a-1(a)(2) under the 1940 Act, to the separate accounts of each Insurer that are registered as investment companies under the 1940 Act.
4. Representations and Warranties
     (a) Validly Existing in Good Standing. Product Distributor represents and warrants that it is a corporation duly organized and validly existing in good standing under the laws of the State of California, and is qualified to act as a broker-dealer in the states and other jurisdictions in which it transacts business. Without limiting the generality of the foregoing, Product Distributor represents and warrants that it is the distributor and principal underwriter of the Contracts and Policies and is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA. Product Distributor will maintain all registrations, qualifications and memberships required by the terms of this Agreement in full force and effect throughout the term of this Agreement.
     (b) Duly Authorized and Enforceable Agreement. Product Distributor represents and warrants that its execution and delivery of this Agreement and its performance of the services contemplated herein have been duly authorized by all necessary corporate action, and all other authorization and approvals (if any) required for lawful execution and delivery of this Agreement, and each of their performance hereunder, have been obtained. Upon execution and delivery by Product Distributor, this Agreement will constitute a valid and binding agreement, enforceable against Product Distributor in accordance with its terms.
     (c) Character of Compensation. Product Distributor represents and warrants that it will use the compensation paid to it by GEID under this Agreement for Sales Services or a combination of Sales Services and Investor Services and will not use such compensation to finance activities primarily intended to result in the sale of Contracts or Policies.
     (d) Reports. Product Distributor represents and warrants that it will provide upon request reports to GEID properly reflecting the breakdown of its expenses in promoting the Funds and the Shares between Sales Services and Investor Services in the form of Personal Services and properly reflecting the breakdown of Sales Services in the following categories:
•	advertising;

•	printing and mailing Fund prospectuses to other than current owners of Contracts and Policies indirectly invested in Shares;

•	compensation to Selling Broker-Dealers;

•	compensation to representatives of Product Distributor;

•	interest, carrying or other financial charges; and

•	other expenses.
     Product Distributor also represents and warrants that it will record on its books and records compensation paid under this Agreement in a manner consistent with all applicable laws, rules, and regulations.

     (f) Compliance With Law and Company Policies. Product Distributor represents and warrants that it will comply with all applicable laws, rules, and regulations, including, without limitation, the 1940 Act, 1933 Act and 1934 Act, and all rules and regulations adopted thereunder, as well as all rules of FINRA. Likewise, in the performance of this Agreement, Product Distributor will each act in conformity with:
•	the Registration Statement;

•	the Distribution and Service Plan;

•	the terms of the Contracts and Policies and prospectuses or other disclosure statements for the Contracts and Policies; and

•	written compliance policies and procedures of the Insurers or itself relating to matters covered by this Agreement.
     (g) “Market Timing.” Product Distributor represents and warrants that it will not knowingly promote the Shares or the Funds to owners or prospective owners of Contracts or Policies who engage in, or may engage in, frequent or disruptive trading in separate account units that has the potential to result in frequent or disruptive trading in Shares, or otherwise knowingly facilitate the activities of such owners and prospective owners.
     (h) Validly Existing in Good Standing. GEID represents and warrants that it is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and is qualified to act as a broker-dealer in the states and other jurisdictions in which it transacts business. Without limiting the generality of the foregoing, GEID represents and warrants that it is the distributor and principal underwriter of the Shares and is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA. GEID will maintain all registrations, qualifications and memberships required by the terms of this Agreement in full force and effect throughout the term of this Agreement.
     (i) Duly Authorized and Enforceable Agreement. GEID represents and warrants that the execution and delivery of this Agreement and the performance of the services contemplated hereby by GEID have been duly authorized by all necessary corporate action, and all other authorization and approvals (if any) required for lawful execution and delivery of this Agreement, and its performance hereunder, have been obtained. Upon execution and delivery by GEID, this Agreement will constitute a valid and binding agreement, enforceable against GEID in accordance with its terms.
5. Annual Certification
     Product Distributor shall provide to GEID upon request written certification of the continued effectiveness of each representation and warranty made by it in Section 4 of this Agreement. Likewise, GEID shall provide to Product Distributor upon request written certification of the continued effectiveness of each representation and warranty made by it in Section 4 of this Agreement.

6. Indemnification
     (a) Indemnification by Product Distributor. GEID, the Company, the Funds and their affiliates shall not be responsible for, and Product Distributor shall indemnify and hold GEID, the Company, the Funds and their affiliates and their officers, directors, employees, agents, and persons, if any, who control them (within the meaning of the 1940 Act) harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses, and liability, arising out of or attributable to:
•	Product Distributor’s lack of good faith or willful misconduct in carrying out its duties and responsibilities under this Agreement;

•	the material failure or alleged (by a regulatory agency) material failure of Product Distributor to comply with any applicable law, rule or regulation in connection with the discharge of any obligations under this Agreement; or

•	any material breach or alleged material breach by Product Distributor of any provision of this Agreement, including any material breach or alleged material breach by Product Distributor of any representation made by it in the Agreement.
     Product Distributor will not be obligated to indemnify any entity or person pursuant to this Section 6(a) against any liability to which GEID, the Company, the Funds and their affiliates, and their officers and directors, or any controlling person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in performance of, or reckless disregard of, the obligations and duties set forth in this Agreement.
     (b) Indemnification by GEID. Product Distributor shall not be responsible for, and GEID shall indemnify and hold Product Distributor and its affiliates and their officers, directors, employees, agents, and persons, if any, who control it (within the meaning of the 1940 Act) harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses, and liability, arising out of or attributable to:
•	GEID’s lack of good faith or willful misconduct in carrying out its duties and responsibilities under this Agreement;

•	the material failure or alleged (by a regulatory agency) material failure of GEID to comply with any applicable law, rule or regulation in connection with the discharge of any obligations under this Agreement;

•	any material breach or alleged material breach by GEID of any provision of this Agreement, including any material breach or alleged material breach by GEID of any representation made by it in the Agreement; or

•	any untrue statement or alleged untrue statement of material fact, or any omission or alleged omission to state a material fact, in the Registration statement or in any written sales literature or other marketing materials provided to Product Distributor by GEID, the Company or their affiliates.

     GEID will not be obligated to indemnify any entity or person pursuant to this Section 6(b) against any liability to which Product Distributor, its officers and directors, or any controlling person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in performance of, or reckless disregard of, the obligations and duties set forth in this Agreement.
7. Amendment
     This Agreement may be amended only by the mutual written agreement of GEID and Product Distributor.
8. Term
     This Agreement shall remain in full force and effect for a period of one year from November 20, 2009, and shall be automatically renewed thereafter for successive one-year periods, unless otherwise terminated in accordance with Section 9.
9. Termination
     (a) This Agreement shall terminate upon mutual agreement of GEID and Product Distributor in writing.
     (b) Either party to this Agreement may terminate this Agreement at the end of any one-year term by written notice to the other party at least 30 days before the end of such term.
     (c) This Agreement shall automatically terminate upon the termination of the Participation Agreement.
     (d) This Agreement shall terminate in the event that the Company ceases paying compensation to GEID under the Distribution and Service Plan or upon the termination of the Plan.
     (e) Section 6 of this Agreement shall survive any termination of this Agreement.
10. Notices
     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered:
(a) To GEID, at P.O. Box 7900, 3001 Summer Street, Stamford, CT 06904-7900.

Attention: Senior Vice President and Deputy General Counsel
GE Asset Management Incorporated
Phone:	(203) 708-3191
Facsimile:	(203) 708-3107

     (b) To Product Distributor, at 700 Newport Center Drive, Newport Beach, CA 92660.

Attention: General Counsel
Phone:	(949) 219-3852
Facsimile:	(949) 219-6952
11. Miscellaneous
     (a) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors, and assigns.
     (b) Assignment. Neither party may assign this Agreement, or any of the rights, obligations, or liabilities under the Agreement, without the written consent of the other party.
     (c) Intended Beneficiaries. No provision of this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. The Agreement is intended for the exclusive benefit of the parties hereto.
     (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall together constitute one and the same instrument.
     (e) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of New York, without reference to the conflict of laws principles thereof.
     (f) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been part of the Agreement.
     (g) Prior Agreement. This Agreement supersedes and supplants a prior agreement covering Class 4 Shares of the Funds between and among the parties for the period December 1, 2008 through November 19, 2009.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GE INVESTMENT		PACIFIC SELECT DISTRIBUTORS, INC.
DISTRIBUTORS, INC.

By:	/s/ Joseph M. Connors	By:	/s/ Adrian S. Griggs

Name:	Joseph M. Connors	Name:	Adrian S. Griggs

Title:	President	Title:	Senior Vice President & Chief Financial Officer

		Attest:	/s/ Audrey L. Milfs

Audrey L. Milfs,
Corporate Secretary

SCHEDULE A
Total Return Fund — Class 3

A-1